EXHIBIT 10.7

Front Porch Digital Inc.

1810 Chapel Avenue West

Suite 130

Cherry Hill, New Jersey 08002

October 11, 2000

Dr. Giancarlo Gaggero

2500 Old Farm Road

Apartment 617

Houston, Texas 77063

Dear Dr. Gaggero:

Reference is made to the Asset Purchase Agreement dated as of December 2, 1998 (the "Asset Purchase Agreement") between Storage Technologies Corporation ("StorageTek") and Data Strategies International, Inc. Terms used and not otherwise defined herein shall have the meanings set forth in the Asset Purchase Agreement.

This letter will confirm our understanding and agreement that you have consented and agreed to the assignment by StorageTek to Front Porch Digital Inc. ("Front Porch") of the Asset Purchase Agreement, and the assumption by Front Porch of all of StorageTek’s obligations under the Asset Purchase Agreement, on the date hereof.

This letter will further confirm our understanding and agreement that, in consideration of your consent and agreement to such assignment, and for other good and valuable consideration, the sufficiency of which is hereby confirmed, Section 10.4 of the Asset Purchase Agreement shall be amended as follows:

Initial Payment. Front Porch shall pay to Seller on the date hereof in respect of the outstanding balance of $956,000.00 due to Seller pursuant to the Asset Purchase Agreement the sum of $200,000.00.

Additional Payments Based Upon Revenue Derived From Assets. Front Porch agrees to pay to Seller, on a quarterly basis, the following percentages of Front Porch’s revenue recognized by Front Porch from its Media Conversion Services, including any Media Sales, and including that derived directly from either the usage of the Assets in the performance of services, or the sublicense of the Software Products listed in Exhibit A of the Asset Purchase Agreement to unaffiliated parties:

2000: paid per existing agreement with StorageTek

2001: 3%

2002: 2.5%

2003 and thereafter: 2.0%

If Front Porch exits the business of providing Media Conversion Services before December 31, 2004, or for any other reason Seller has not received by the end of that period from payments set forth above, a sum at least equal to $956,000, then Front Porch will pay to Seller the balance of this $956,000 sum at that time.

If the foregoing correctly sets forth our understanding and agreement with respect to the subject matter hereof, please so confirm by executing and returning to the undersigned the enclosed copy of this letter.

Very truly yours,

Front Porch Digital Inc.

By: /s/ Tim Petry

Name: Tim Petry

Title: Chief Financial Officer

Accepted and Agreed to as of

this 11th day of October, 2000

/s/ Giancarlo Gaggero

Dr. Giancarlo Gaggero